Exhibit 10.10

October 6, 2022
Scott Darling

Dear Scott:
Upstart Network, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1. Position. You will start in a full-time position as Chief Legal Officer and you will initially report to Dave Girouard, CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2. Compensation and Employee Benefits. You will be paid a starting salary at the rate of $410,000.00 per year, payable on the Company’s regular payroll dates. You will be eligible to earn a target discretionary bonus in 2022 of 75% based on company and individual performance. You are eligible for the current year bonus if you join the Company by September 30th of the year. If you join after, you're eligible for the yearly bonus the following year. You will also receive a signing bonus of $100,000.00 payable in your first two paychecks. If during the first 12 months your employment is terminated voluntarily, you must refund a portion of the bonus by offset of last check and direct payment of remaining balance. The amount of the signing bonus refund shall be in an amount prorated to the portion of the first 12 months that you do not work at the Company. You will also be an “Eligible Employee” at the Tier 2 level under Upstart Holding, Inc.’s Executive Change in Control and Severance Policy (the “Severance Policy”), and your Participation Agreement under such Policy is attached hereto as Exhibit A. In addition, notwithstanding anything in this offer letter, the other terms of your employment or any Company policies, if you are subject to a Non-CIC Qualified Termination at any time, you will be eligible to receive the applicable Salary Severance and COBRA Benefit set forth below upon a Non-CIC Qualified Termination. A Non-CIC Qualified Termination is a termination of your employment either (x) by the Company without Cause (as defined in the Severance Policy, excluding by reason of your death or Disability) or (y) by you for Good Reason (as defined in the Severance Policy), in either case, outside of the Change in Control Period (as defined in the Severance Policy).
●Salary Severance: 12 months, provided that if such Non-CIC Qualified Termination occurs in the first 12 months of your employment such Salary Severance will be 6 months.
●COBRA Benefit: 12 months, provided that if such Non-CIC Qualified Termination occurs in the first 12 months of your employment such COBRA Benefit will be 6 months.

3. Equity
Restricted Stock Units. You will be recommended for a grant of restricted stock units (“RSUs”) for shares of common stock of Upstart Holdings, Inc., the parent company of the Company (“Upstart Holdings”), with an economic value of $4,000,000.00 (the “RSU Economic Value”) to be calculated as follows: if approved by Upstart Holdings’ Compensation Committee of its Board of Directors (the “Compensation Committee”), you will receive a number of RSUs, rounded up to the nearest unit, equal to the RSU Economic Value divided by the average closing price of Upstart Holdings’ common stock on the NASDAQ Global Select Market during a sixty (60) trading day period prior to the date of grant. Subject to your continued employment, your RSUs will be earned on a four-year quarterly vesting schedule such that 1/16th of the RSU shares will be earned each quarter after your vesting commencement date. Your RSUs will be subject to the terms and conditions applicable to RSUs granted under the applicable stock plan, as described in that plan and the applicable RSU agreement, which you will be required to sign.
Stock Options. Subject to the approval of the Compensation Committee, you will also be granted a stock option to purchase shares of Upstart Holdings’ common stock with an economic value of $4,000,000.00 (the “Stock Option Economic Value”). The Stock Option Economic Value will be converted into a number of option shares using a RSUs to options ratio of 45% (roughly 2.2 options for each RSU granted). The exercise price of the stock option will be equal to the fair market value of Upstart Holding’s common stock on the date the stock option is granted. Your stock option will be subject to the terms and conditions applicable to stock options granted under the applicable stock plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. Subject to your continued employment, your stock option will be earned on a four-year monthly vesting schedule such that 1/48th of the total option shares will be earned each month after your vesting commencement date.
4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
8. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.
Sincerely,

UPSTART NETWORK, INC.

/s/ Dave Girouard

Dave Girouard, Chief Executive Officer

ACCEPTED AND AGREED:

Name:                     Scott Darling
Signature:                /s/ Scott Darling
Date:                    10/6/2022

Anticipated Start Date:        December 5, 2022

Exhibit A:
Executive Change in Control and Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between Scott Darling on the one hand, and Upstart Holdings, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Company’s Executive Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, pursuant to which you are eligible to receive the applicable Salary Severance, COBRA Benefit, Equity Benefits and Bonus Severance in the amounts set forth below upon a Qualified Termination, subject to the terms and conditions of the Policy. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Policy.
●Salary Severance: 12 months
●COBRA Benefit: 12 months
●Equity Benefits: 100%
●Bonus Severance: 100% of applicable target bonus, provided that such Bonus Severance will be subject to the proration set forth in Section 6(i) of the Policy.

(a) You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties and will specifically supersede any change in control severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company.
(b)     This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
By its signature below, each of the parties signifies its acceptance of the terms of the Policy, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

UPSTART HOLDINGS, INC.                  ELIGIBLE EMPLOYEE

By: /s/ Dave Girouard
Dave Girouard, Chief Executive Officer     Signature: /s/ Scott Darling
Date: 10/6/2022               Date: 10/6/2022